                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                        UNDER THE SECURITIES EXCHANGE ACT
                                     OF 1934
                                (AMENDMENT NO. 5)

                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of class of securities)

                                    286045109
                                 (CUSIP Number)

                                  April 9, 2004
             (Date of Event Which Requires Filing of this Statement)
--------------------------------------------------------------------------------

Check the  appropriate box to designate the Rule pursuant to which this Schedule is filed:

                  /__/     Rule 13d-1(b)
                  /__/     Rule 13d-1(c)
                  /X/      Rule 13d-1(d)

The  remainder  of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

1.       NAME OF REPORTING PERSON
         The Group is composed of the following persons:
                  1.       James J. Kim
                  2.       Agnes C. Kim
                  3.       Susan Y. Kim
                  4.       David D. Kim, as Trustee
                  5.       John T. Kim, as Trustee
                  6.       Susan Y. Kim, as Trustee
                  7.       David D. Kim Trust of 12/31/87
                  8.       John T. Kim Trust of 12/31/87
                  9.       Susan Y. Kim Trust of 12/31/87
                  10.      EB Nevada, Inc.
                  11.      The Electronics Boutique, Inc.
                  12.      EB Services Corp.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /__/     (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Not applicable; not organized

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  11,840,034 shares, or 47.5% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  11,840,034 shares, or 47.5% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,840,034 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         47.5% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         James J. Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  260,894 shares, or 1.0% of the common stock outstanding

         6.       SHARED VOTING POWER
                  11,569,101 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  260,894 shares, or 1.0% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  11,569,101 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,829,995 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         47.5% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         Agnes C. Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,569,100 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         46.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         Susan Y. Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  10,000 shares, or less than .1% of the common stock outstanding

         6.       SHARED VOTING POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  10,000 shares, or less than .1% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,579,100 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         47.0% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         David D. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  13 shares, or less than .1% of the common stock outstanding

         6.       SHARED VOTING POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  13 shares, or less than .1% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,569,113 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         46.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         John T. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  13 shares, or less than .1% of the common stock outstanding

         6.       SHARED VOTING POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  13 shares, or less than .1% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,569,113 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         46.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         Susan Y. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  13 shares, or less than .1% of the common stock outstanding

         6.       SHARED VOTING POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  13 shares, or less than .1% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,569,113 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         46.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         David D. Kim Trust of 12/31/87

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in the Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  13 shares, or less than .1% of the common stock outstanding

         6.       SHARED VOTING POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  13 shares, or less than .1% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,569,113 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         46.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         John T. Kim Trust of 12/31/87

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in the Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  13 shares, or less than .1% of the common stock outstanding

         6.       SHARED VOTING POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  13 shares, or less than .1% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,569,113 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         46.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Susan Y. Kim Trust of 12/31/87

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in the Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  13 shares, or less than .1% of the common stock outstanding

         6.       SHARED VOTING POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  13 shares, or less than .1% of the common stock

         8.       SHARED DISPOSITIVE POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,569,113 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         46.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         EB Nevada, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in the State of Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,569,100 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         46.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (CO)

1.       NAME OF REPORTING PERSON
         The Electronics Boutique, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in the Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  11,569,100 shares, or 46.9% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,569,100 shares of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         46.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (CO)

1.       NAME OF REPORTING PERSON
         EB Services Corp.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in the Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  1 share, or less than .1% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  1 share, or less than .1% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1 share of common stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than .1% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (CO)

ITEM 1.  (a)      Name of Issuer:  Electronics Boutique Holdings Corp.
                  (b)      Address of Issuer's Principal Executive Offices:
                           931 South Matlack Street
                           West Chester, PA  19382

ITEM 2.  (a)      Name of Person Filing:
                  The following persons and the Group composed of the following persons:
                  1.       James J. Kim
                  2.       Agnes C. Kim
                  3.       Susan Y. Kim
                  4.       David D. Kim, as Trustee
                  5.       John T. Kim, as Trustee
                  6.       Susan Y. Kim, as Trustee
                  7.       David D. Kim Trust of 12/31/87
                  8.       John T. Kim Trust of 12/31/87
                  9.       Susan Y. Kim Trust of 12/31/87
                  10.      EB Nevada, Inc.
                  11.      The Electronics Boutique, Inc.
                  12.      EB Services Corp.

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           For each reporting person:
                           1345 Enterprise Drive
                           West Chester, PA  19380

                  (c)      Citizenship:
                           Not applicable; not organized

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           James J. Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           1345 Enterprise Drive
                           West Chester, PA  19380

                  (c)      Citizenship:
                           United States Citizen

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           Agnes C. Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           1345 Enterprise Drive
                           West Chester, PA  19380

                  (c)      Citizenship:
                           United States Citizen

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           Susan Y. Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           1345 Enterprise Drive
                           West Chester, PA  19380

                  (c)      Citizenship:
                           United States Citizen

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           David D. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           1345 Enterprise Drive
                           West Chester, PA  19380

                  (c)      Citizenship:
                           United States Citizen

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           John T. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           1345 Enterprise Drive
                           West Chester, PA  19380

                  (c)      Citizenship:
                           United States Citizen

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           Susan Y. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           1345 Enterprise Drive
                           West Chester, PA  19380

                  (c)      Citizenship:
                           United States Citizen

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           David D. Kim Trust of 12/31/87

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           1345 Enterprise Drive
                           West Chester, PA  19380

                  (c)      Organization:
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           John T. Kim Trust of 12/31/87

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           1345 Enterprise Drive
                           West Chester, PA  19380

                  (c)      Organization:
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           Susan Y. Kim Trust of 12/31/87

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           1345 Enterprise Drive
                           West Chester, PA  19380

                  (c)      Organization:
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           EB Nevada, Inc.

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           2251A Renaissance Drive, Suite 4
                           Las Vegas, NV  89119

                  (c)      Organization:
                           Organized in the State of Nevada

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           The Electronics Boutique, Inc.

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           931 South Matlack Street
                           West Chester, PA  19382

                  (c)      Organization:
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 2.  (a)      Name of Person Filing:
                           EB Services Corp.

                  (b)      Address of Principal Business Office, or if none,
                           Residence:
                           931 South Matlack Street
                           West Chester, PA  19382

                  (c)      Organization:
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities:
                           Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  286045109

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP
                  (a)      Amount Beneficially Owned:
                           For each reporting person, see response to
                           Row 9 on cover page.

                  (b)      Percent of Class: For each reporting person,
                           see response to Row 11 on cover page.

                  (c)      Number of shares as to which such person has:
                           (i)     Sole power to vote or to direct the
                                   vote:
                                   For each reporting person, see response
                                   to Row 5 on cover page.

                           (ii)    Shared power to vote or to direct
                                   the vote:
                                   For each reporting person, see response
                                   to Row 6 on cover page.

                           (iii)   Sole power to dispose or to direct
                                   the disposition:
                                   For each reporting person, see response
                                   to Row 7 on cover page.

                           (iv)    Shared power to dispose or to direct
                                   the disposition of:
                                   For each reporting person, see response
                                   to Row 8 on cover page.

Each  reporting  person states that the filing of this statement on Schedule 13G shall not be construed as an admission  that such  reporting  person is, for the purposes  of  section  13(d) or 13(g) of the Act,  the  beneficial  owner of the shares of common stock  reported as  beneficially  owned by the other  reporting persons in this statement on Schedule 13G.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                  Not Applicable

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY

                  EB Nevada,  Inc., a Nevada  corporation,  is a  wholly-owned subsidiary  of The  Electronics  Boutique,  Inc.  11,569,100 shares of the Issuer reported herein are held directly by EB
                  Nevada, Inc.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  See Exhibit A attached hereto.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP
                  Not Applicable

ITEM 10. CERTIFICATION

This  statement  on Schedule  13G is filed on behalf of each of the  undersigned persons and the Group.  After reasonable inquiry and to the best of my knowledge and belief,  each of the undersigned  persons certifies that the information set forth in this statement is true, complete and correct insofar as the information pertains to the undersigned.

/s/ James J. Kim*                                             February 14, 2005
James J. Kim

/s/ Agnes C. Kim*                                             February 14, 2005
Agnes C. Kim

/s/ Susan Y. Kim*                                             February 14, 2005
Susan Y. Kim

/s/ David D. Kim*                                             February 14, 2005
David D. Kim, as Trustee

/s/ John T. Kim*                                              February 14, 2005
John T. Kim, as Trustee

/s/ Susan Y. Kim*                                             February 14, 2005
Susan Y. Kim, as Trustee

David D. Kim Trust of 12/31/87                                February 14, 2005
By:    /s/ David D. Kim*
David D. Kim, as Trustee

John T. Kim Trust of 12/31/87                                 February 14, 2005
By:    /s/ John T. Kim*
John T. Kim, as Trustee

Susan Y. Kim Trust of 12/31/87                                February 14, 2005
By:    /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

EB Nevada, Inc.                                               February 14, 2005
By:    /s/ Susan Y. Kim*
Name:  Susan Y. Kim
Title:  Senior Vice President

The Electronics Boutique, Inc.                                February 14, 2005
By:    /s/ Memma S. Kilgannon
Name:  Memma S. Kilgannon
Title:  Assistant Secretary

EB Services Corp.                                             February 14, 2005
By:    /s/ Susan Y. Kim*
Name:  Susan Y. Kim
Title:  Senior Vice President

/s/ Memma S. Kilgannon*                                       February 14, 2005
Memma S. Kilgannon, as
attorney-in-fact for each
reporting person indicated,
pursuant to powers-of-
attorney previously filed with the
U.S. Securities and Exchange Commission

                                    EXHIBIT A

This Agreement made by the undersigned  persons  certifies that each undersigned person  agrees that the  statement  on Schedule  13G to which this  Exhibit A is attached  is filed on  behalf of each of them and the  Group.  The  "Group"  (as defined in Rule 13d-5(b)) may be deemed to be composed of the following persons:

                  James J. Kim
                  Agnes C. Kim
                  Susan Y. Kim
                  David D. Kim, as Trustee
                  John T. Kim, as Trustee
                  Susan Y. Kim, as Trustee
                  David D. Kim Trust of 12/31/87
                  John T. Kim Trust of 12/31/87
                  Susan Y. Kim Trust of 12/31/87
                  EB Nevada, Inc.
                  The Electronics Boutique, Inc.; and
                  EB Services Corp.

Each  undersigned  person further agrees that the  information as it pertains to each  undersigned  is accurate and complete,  and that each  undersigned  has no knowledge  or reason to  believe  that  information  as it  relates to the other persons making this filing is inaccurate.

/s/ James J. Kim*                                             February 14, 2005
James J. Kim

/s/ Agnes C. Kim*                                             February 14, 2005
Agnes C. Kim

/s/ Susan Y. Kim*                                             February 14, 2005
Susan Y. Kim

/s/ David D. Kim*                                             February 14, 2005
David D. Kim, as Trustee

/s/ John T. Kim*                                              February 14, 2005
John T. Kim, as Trustee

/s/ Susan Y. Kim*                                             February 14, 2005
Susan Y. Kim, as Trustee

David D. Kim Trust of 12/31/87                                February 14, 2005
By:  /s/ David D. Kim*
David D. Kim, as Trustee

John T. Kim Trust of 12/31/87                                 February 14, 2005
By:  /s/ John T. Kim*
John T. Kim, as Trustee

Susan Y. Kim Trust of 12/31/87                                February 14, 2005
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

EB Nevada, Inc.                                               February 14, 2005
By:  /s/ Susan Y. Kim*
Name:  Susan Y. Kim
Title:  Senior Vice President

The Electronics Boutique, Inc.                                February 14, 2005
By:  /s/ Memma S. Kilgannon
Name:  Memma S. Kilgannon
Title:  Assistant Secretary

EB Services Corp.                                             February 14, 2005
By:  /s/ Susan Y. Kim*
Name:  Susan Y. Kim
Title:  Senior Vice President

/s/ Memma S. Kilgannon*                                       February 14, 2005
Memma S. Kilgannon, as
attorney-in-fact for each
reporting person indicated,
pursuant to powers-of-
attorney previously filed with the
U.S. Securities and Exchange
Commission.